EXHIBIT 99.1

Terra Tech's Subsidiary, Edible Garden, Signs Exclusive Agreement with Nutrasorb to Produce and Commercialize Nutrient-Rich Salad Blend

Partnership to develop first-ever nutritionally-enhanced lettuce varieties at Rutgers University

NEWPORT BEACH, Ca. – April 14, 2016 – Terra Tech Corp. (OTCQX: TRTC) ("Terra Tech") or (the "Company"), today announced that its subsidiary, Edible Garden, a retail seller of locally grown hydroponic produce, herbs, and floral products, has signed an exclusive license agreement with Nutrasorb LLC, a spin-off of Rutgers University, to grow and commercialize nutritionally-enhanced lettuce varieties.

Under the terms of the agreement, Edible Garden has the right to grow and sell Green and Red Super Lettuce across the North American and European continents as well as Australia. The produce will be high in vitamins A & C, magnesium, iron and potassium contents. It will also have high levels of fiber and chlorogenic acid. These nutritionally-enhanced, proprietary Green and Red Lettuces were developed by scientists at Rutgers University following years of intensive research.

Derek Peterson, CEO of Terra Tech, stated: "Edible Garden's growth objectives for 2016 include expanding its offering of non-GMO plants. This agreement allows us to grow the first ever nutrient rich super blend of lettuce. One serving of lettuce contains 2.5x as many antioxidants as blueberries, helping to maintain metabolic health and wellness. This lettuce super blend will be grown 100% naturally and will be non-GMO Project verified. We are excited about this partnership and extremely pleased that Nutrasorb and Rutgers scientists have chosen to work with Edible Garden on this project."

Ken VandeVrede, Chief Operating Officer at Terra Tech, also commented, "All produce will be cultivated to be rich in antioxidants and vitamins and locally grown in a controlled greenhouse environment. These remarkable vegetables are designed to meet consumer demand for extremely nutritious, all-natural produce and, due to the science behind them, have the potential tohave a transformational effect on the lettuce industry. Producing nutritionally-enhanced, non-GMO leafy vegetables differentiates us from our competition and emphasizes our credentials as leaders in the healthy living industry. Furthermore, having an international license to grow and sell this produce opens up a global market and maximizes the revenue opportunity."

"This is the first nutrient rich, health promoting, super salad blend, and we are excited to partner with Edible Garden on this initiative," said Dr. Ilya Raskin, Distinguished Professor at Rutgers University, School of Environmental & Biological Sciences and Chair & Managing Partner of Nutrasorb. "We are happy to see breakthrough innovations coming from nutritional breeding programs at Rutgers University released under Food4Good® brand, all 100% naturally grown. Breeding crops for improved health benefits should be just as important as breeding for agronomic traits."

The agreement also enables Edible Garden to grow produce derived from the Green Super Lettuce ("GSL") seed for the purpose of extracting and selling ingredients. These extractions have the potential to be used in functional foods, skin care products and nutraceuticals.

For more information on nutritionally-enhanced, non-GMO leafy vegetables, please visit:

http://nutrasorb.com/nutritional-breeding.html

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About Terra Tech

Terra Tech Corp. (TRTC), through its wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies. The company integrates best-of-breed hydroponic equipment with proprietary software and hardware to provide sustainable solutions for indoor agriculture enterprises and home practitioners. Our complete product line is available at specialty retailers throughout the United States, and via our website. TRTC, through its wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as Shoprite, Walmart, Krogers, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. The Company's MediFarm LLC subsidiaries are focused on medical cannabis businesses throughout Nevada. IVXX LLC is a wholly-owned subsidiary that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California.

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For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

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For more information about Edible Garden visit: http://www.ediblegarden.com/

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Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the Company's business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to: (i) our ability to integrate Black Oak Gallery, a California corporation ("Black Oak"), into the Company's operations, (ii) product demand, market, and customer acceptance of the Company's products, (iii) the Company's ability to obtain financing to expand our operations, (iv) the Company's ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) the Company's ability to conduct the business of IVXX, Inc., the contemplated businesses of MediFarm, LLC, MediFarm I, LLC, and MediFarm II, LLC, if there are changes in laws, regulations, or government policies related to cannabis, (vii) the Company's ability to conduct operations if disease, insects, or mites affect Edible Garden Corp.'s produce, herbs, and floral products, and (viii) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com